Exhibit 99.01

FOR IMMEDIATE RELEASE	NEWS RELEASE

Contact:	Fran Barsky
Manager, Investor Relations and
Corporate Communications
Cree, Inc.
(T) 919-313-5397
(F) 919-313-5452
Fran_Barsky@Cree.com

CREE REPORTS RECORD REVENUE FOR

THIRD QUARTER OF FISCAL YEAR 2003

Product Margins Increased to 50 Percent

Durham, NC, April 16, 2003 – Cree, Inc. (Nasdaq: CREE) today reported quarterly revenue for its fiscal year 2003 third quarter of $60,223,000, an 80 percent increase over the $33,376,000 reported in the comparable quarter in the year ago period. Net income for the third quarter increased to $10,632,000, or $0.14 per diluted share, compared to a loss of $68,286,000, or $0.94 per diluted share, reported for the third quarter of fiscal 2002. Overall gross margin for the third quarter increased to 47 percent of revenue while net margins increased to 18 percent of revenue.

For the nine-month period ended March 30, 2003, Cree reported revenue of $165,761,000, an increase of 41 percent over the $117,634,000 reported for the comparable period in fiscal year 2002. Net income for the nine-month period was $23,511,000, or $0.31 per diluted share, compared to a loss of $79,201,000, or $1.09 per share, in the year ago period.

Chuck Swoboda, Chief Executive Officer and President of Cree stated, “We are pleased with our revenue and earnings growth over the last several quarters. Product revenue grew 9 percent, sequentially, while product margins increased to 50 percent, illustrating both the strength in demand for LEDs and continued improvement in our operating model. We have also done a good job of increasing our capacity which should allow us to pursue incremental new business in the fourth quarter.”

Cree will host a conference call at 4:30 p.m. EDT today to review the details of the third quarter. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s web site at http://www.cree.com and go to

“Investor Info” for web cast details. The call will be archived and available on the web site through April 30, 2003.

Supplemental financial information is available under “Q3 ‘03 Financial Metrics” in the “Investor Info” section of Cree’s web site at http://www.cree.com/about/share.htm.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. The products include blue, green and ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Targeted applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of this release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results could differ materially due to a number of factors, including risks associated with the production ramp-up for our new products such as our XBright® LED chips and our LDMOS 8 RF transistor product family, including risks that we will be unable to achieve necessary improvements to these products as well as the possibility of unexpected delays, increased costs and manufacturing difficulties or less than expected market acceptance; risks resulting from the concentration of our business among few customers including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; uncertain product demand; risks from increased competition; uncertainty regarding economic conditions; uncertainty whether we can achieve our targets for increased yields and cost reduction needed to protect our margins; risks associated with the planned release of new products under development, including the possibility we will be unable to develop and manufacture commercially viable versions of such products; risks that our investments in third parties will generate losses; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 30, 2002 and subsequent reports filed with the Commission.

Cree, the Cree logo, and XBright are registered trademarks of Cree, Inc.

— Tables Follow —

CREE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	03/30/2003 (Unaudited)	03/24/2002 (Unaudited)	03/30/2003 (Unaudited)	03/24/2002 (Unaudited)
Product revenue	$53,774	$28,566	$145,149	$104,017
Contract revenue	6,449	4,810	20,612	13,617

Total revenue	60,223	33,376	165,761	117,634
Cost of product sales	27,018	21,835	79,662	60,255
Cost of contract sales	5,158	3,164	15,824	9,722

Total cost of sales	32,176	24,999	95,486	69,977
Gross profit	28,047	8,377	70,275	47,657
Operating expenses:
Research and development	8,138	9,327	22,369	20,181
Sales, general and administrative	6,712	6,534	20,993	17,848
Amortization of purchased intangibles	—	2,255	—	6,765
Other expense	—	77,434	1,891	97,104

Income from operations	13,197	(87,173)	25,022	(94,241)
Other non operating (income) expense	29	—	(2,887)	11,795
Net interest income	1,199	1,006	3,863	4,496

Income (loss) before income taxes	14,367	(86,167)	31,772	(101,540)
Income taxes (benefit)	3,735	(17,881)	8,261	(22,339)

Net income (loss)	$10,632	$(68,286)	$23,511	$(79,201)

Net income (loss) per share, diluted	$0.14	$(0.94)	$0.31	$(1.09)

Weighted average shares of common stock outstanding, basic	73,266	72,781	73,022	72,730
Weighted average shares of common stock outstanding, diluted	75,394	72,781	75,026	72,730

CREE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Balance Sheet
	03/30/2003	06/30/2002
	(Unaudited)
Assets:
Current assets:
Cash & equivalents & short term investments	$121,714	$106,140
Marketable securities	—	6,008
Accounts receivable, net	36,890	34,592
Inventory	17,636	17,966
Current portion of deferred taxes	3,832	3,322
Other current assets & prepaids	9,407	5,877

Total current assets	189,479	173,905
Property, plant & equipment, net	237,875	211,685
Long-term investments held to maturity	67,292	64,225
Long term portion deferred income taxes	18,014	27,365
Deposits	3,858	5,471
Patents, net	6,817	4,251
Other assets	16,039	17,293

Total assets	$539,374	$504,195

Liabilities & Shareholders’ Equity:
Current liabilities:
Accounts payable trade	$16,393	$13,075
Accrued salaries & other expenses	13,003	8,979

Total current liabilities	29,396	22,054
Long term liabilities:
Other long term liabilites	31	37

Total long term liabilities	31	37
Shareholders’ Equity:
Common stock	91	90
Additional paid in capital	512,399	508,432
Deferred compensation	(332)	(696)
Accumulated deficit	(2,211)	(25,722)

Total shareholders’ equity	509,947	482,104

Total liabilities & shareholders’ equity	$539,374	$504,195

CREE, INC.

Operating Segment Information

(in thousands)

	Three Months Ended		Nine Months Ended
	03/30/2003 (Unaudited)	03/24/2002 (Unaudited)	03/30/2003 (Unaudited)	03/24/2002 (Unaudited)
Revenue:
Cree, Inc.*	$59,579	$29,885	$163,664	$96,689
Cree Microwave	644	3,491	2,097	20,945

Total revenue	$60,223	$33,376	$165,761	$117,634

Net income (loss) before income taxes:
Cree, Inc.*	$17,882	$1,110	$40,220	$(12,910)
Cree Microwave	(3,515)	(87,277)	(8,448)	(88,630)

Total net income (loss) before income taxes	$14,367	$(86,167)	$31,772	$(101,540)

*	Includes interest income and other segment operating results